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                                                                               EXHIBIT 12

                                 Pacific Telecom, Inc.
                   Computation of Ratio of Earnings to Fixed Charges
                             (Dollar amounts in millions)
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                                                     Year Ended December 31,
                                        _________________________________________________
                                         1995       1994       1993       1992      1991
                                        ______     ______     ______     ______    ______
Earnings, as defined*:
Income from continuing operations
    before income taxes                $186.6     $122.2     $ 82.9     $ 99.8    $120.4


Add:
  Fixed charges                          54.5       48.6       59.5       63.2      67.7
  Equity losses of less than 50%
    owned persons                          -          -          -         0.9       0.5
  Minority interest                       1.3        1.0        0.6        0.1       2.0
                                        _____      _____      _____      _____     _____

    Total earnings                     $242.4     $171.8     $143.0     $164.0    $190.6
                                        _____      _____      _____      _____     _____
                                        _____      _____      _____      _____     _____

Fixed charges:
    Interest                            $42.3      $34.7      $44.3      $52.1     $55.0
    Interest portion of rental expense   12.2       13.9       15.2       11.1      12.7
                                         ____       ____       ____       ____      ____

    Total fixed charges                 $54.5      $48.6      $59.5      $63.2     $67.7
                                         ____       ____       ____       ____      ____
                                         ____       ____       ____       ____      ____

Ratio of earnings to fixed charges        4.4        3.5        2.4        2.6       2.8
                                         ____       ____       ____       ____      ____
                                         ____       ____       ____       ____      ____

*  For the purpose of computing these ratios, "earnings" represents the aggregate of (a) income from continuing operations before income taxes, (b) fixed charges, (c) equity losses of less than
50% owned persons and (d) minority interest.  Equity losses of less than 50% owned persons are added to income from continuing operations before income taxes since the Company does not guarantee the debt of such persons.  "Fixed Charges" consist of interest charges and an estimated amount representing the interest portion of rental expense.

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